Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

AIR PRODUCTS REPORTS THIRD QUARTER EPS OF $.82

Access the Q3 earnings teleconference scheduled for 11:00 a.m. Eastern Time on July 27 by calling (719) 457-2730 and entering passcode 7527471, or listen on the Web at: www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.

LEHIGH VALLEY, Pa. (July 27, 2005) – Air Products (NYSE:APD) today reported net income of $191 million or diluted earnings per share (EPS) of $.82 for its third fiscal quarter ended June 30, 2005. Net income increased 17 percent and diluted EPS was up 15 percent compared with the prior year.

Record revenues of $2,078 million were up 10 percent over the prior year on strong performance across the Gases, Chemicals and Equipment segments. Operating income of $263 million was up 12 percent from the prior year, principally driven by continued improvement in Chemicals and Equipment.

John P. Jones, Air Products’ chairman and chief executive officer, said, “We delivered significant improvements in sales, earnings and return on capital this quarter. Volumes in our Gases businesses were strong, and the turnaround in our Chemicals segment continued as we successfully managed volume, price and cost. In addition, we have essentially completed our $500 million share buyback program, reflecting our commitment to improve shareholder returns.”

Gases segment sales of $1,479 million were up 11 percent over the prior year, principally on a volume increase of seven percent. Volumes were up in almost all businesses with the largest gains in Electronics, Asia and North American liquid bulk. Operating income of $211 million decreased one percent from the prior year, as volume increases were offset by lower electronics pricing, higher plant maintenance spending, productivity implementation costs, and higher power and fuel expenses.

Chemicals segment sales of $482 million were up seven percent over the prior year, largely due to increased pricing to recover higher raw material costs. Continuing the recovery from the second quarter, operating income of $49 million was up 64 percent over the prior year, due to improved prices and productivity.

Equipment segment revenues of $117 million rose 15 percent over the prior year and operating income of $11 million increased significantly. Higher LNG activity drove both the revenue and operating income increase.

This quarter, the company secured another AP-X™ LNG heat exchanger order, the fifth this fiscal year, and won a contract to supply a new large air separation facility for the gas-to-liquids market. Equipment backlog is at a record $624 million.

Earnings this quarter also benefited from a lower tax rate resulting from the company’s ongoing tax strategies.

Looking forward, Mr. Jones said the company expects full year EPS of $3.10 to $3.15. He added, “We posted strong double-digit earnings growth for the sixth consecutive quarter, and we have contracts in hand that will drive future growth. For example, our energy business continues to be the leading supplier of hydrogen to refineries and proprietary LNG heat exchanger technology around the world. We currently are building five new hydrogen plants for eight baseload customers which will expand our capacity 35 percent. These plants will come onstream in 2006. We also have orders for 10 LNG heat exchangers which will drive further improvements in our Equipment segment in 2006.

“At the same time, our team remains focused on driving productivity, loading assets, and maintaining capital discipline to continue to improve our return on capital.”

Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $7.4 billion, operations in over 30 countries, and nearly 20,000 employees around the globe. For more information, visit www.airproducts.com.

NOTE: The forward-looking statements contained in this release are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Factors that might cause forward-looking statements to differ materially from actual results include those specifically referenced as future events or outcomes that the company anticipates, as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for Air Products’ goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; changes in government regulations; consequences of acts of war or terrorism impacting the United States’ and other markets; charges related to currently unplanned portfolio management and cost reduction actions; the success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the impact of new financial accounting standards, including the expensing of employee stock options; and the timing and rate at which tax credits can be utilized.

Please review the attached financial tables, including the Summary of Consolidated Financial Information:

AIR PRODUCTS AND CHEMICALS, INC.
SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

(Millions of dollars, except for share data)

	Three Months Ended		Nine Months Ended
	30 June		30 June
	2005	2004	2005	2004

Sales	$2,078.4	$1,892.5	$6,072.7	$5,433.9

Net Income	$190.6	$163.0	$532.7	$436.0

Basic Earnings Per Share	$.84	$.73	$2.35	$1.95

Diluted Earnings Per Share	$.82	$.71	$2.29	$1.91

Capital Expenditures	$267.8	$203.3	$761.7	$582.6

Depreciation and Amortization	$175.3	$173.0	$531.8	$524.0

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

(Millions of dollars, except for share data)

	Three Months Ended		Nine Months Ended
	30 June		30 June
	2005	2004	2005	2004

SALES	$2,078.4	$1,892.5	$6,072.7	$5,433.9
COSTS AND EXPENSES
Cost of sales	1,531.7	1,388.3	4,476.1	3,988.1
Selling and administrative	261.1	243.7	771.1	725.5
Research and development	33.3	31.1	99.5	93.1
Other (income) expense, net	(10.5)	(4.3)	(27.3)	(15.4)

OPERATING INCOME	262.8	233.7	753.3	642.6
Equity affiliates’ income	26.3	24.2	77.0	65.8
Interest expense	25.9	29.5	83.5	92.7

INCOME BEFORE TAXES AND MINORITY INTEREST	263.2	228.4	746.8	615.7
Income tax provision	64.3	63.4	197.0	169.6
Minority interest (a)	8.3	2.0	17.1	10.1

NET INCOME	$190.6	$163.0	$532.7	$436.0

BASIC EARNINGS PER COMMON SHARE	$.84	$.73	$2.35	$1.95

DILUTED EARNINGS PER COMMON SHARE	$.82	$.71	$2.29	$1.91

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	226.7	224.5	227.1	223.4

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	232.4	229.4	232.9	228.4

DIVIDENDS DECLARED PER COMMON SHARE – Cash	$.32	$.29	$.93	$.75

(a) Minority interest primarily includes before-tax amounts.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Millions of dollars)

	30 June	30 September
	2005	2004

ASSETS

CURRENT ASSETS
Cash and cash items	$82.1	$146.3
Trade receivables, less allowances for doubtful accounts	1,485.2	1,454.7
Inventories and contracts in progress	600.6	577.2
Other current assets	254.6	238.7

TOTAL CURRENT ASSETS	2,422.5	2,416.9

INVESTMENTS IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	661.3	629.8
PLANT AND EQUIPMENT, at cost	12,732.4	12,201.5
Less accumulated depreciation	6,935.7	6,499.3

PLANT AND EQUIPMENT, net	5,796.7	5,702.2

GOODWILL	901.1	830.5
INTANGIBLE ASSETS, net	98.3	101.4
OTHER NONCURRENT ASSETS	429.9	359.6

TOTAL ASSETS	$10,309.8	$10,040.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,222.4	$1,319.6
Accrued income taxes	134.0	105.9
Short-term borrowings and current portion of long-term debt	453.6	280.1

TOTAL CURRENT LIABILITIES	1,810.0	1,705.6

LONG-TERM DEBT	2,061.3	2,113.6
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	806.9	820.3
DEFERRED INCOME TAXES	837.6	788.0

TOTAL LIABILITIES	5,515.8	5,427.5

MINORITY INTEREST IN SUBSIDIARY COMPANIES	179.1	168.9

TOTAL SHAREHOLDERS’ EQUITY	4,614.9	4,444.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,309.8	$10,040.4

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Millions of dollars)

	Nine Months Ended
	30 June
	2005	2004

OPERATING ACTIVITIES
Net Income	$532.7	$436.0
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	531.8	524.0
Deferred income taxes	19.2	111.1
Undistributed earnings of unconsolidated affiliates	(42.2)	(28.4)
Gain on sale of assets and investments	(7.1)	(1.8)
Other	58.6	77.7

Subtotal	1,093.0	1,118.6
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(34.1)	(272.7)
Inventories and contracts in progress	(30.4)	(5.3)
Payables and accrued liabilities	(138.9)	(22.6)
Other	46.6	(121.9)

CASH PROVIDED BY OPERATING ACTIVITIES	936.2	696.1

INVESTING ACTIVITIES
Additions to plant and equipment (a)	(678.8)	(494.8)
Investment in and advances to unconsolidated affiliates	(7.3)	(18.2)
Acquisitions, less cash acquired (b)	(72.7)	(62.6)
Proceeds from sale of assets and investments	54.0	18.9
Other	3.7	.7

CASH USED FOR INVESTING ACTIVITIES	(701.1)	(556.0)

FINANCING ACTIVITIES
Long-term debt proceeds	505.4	255.3
Payments on long-term debt	(593.3)	(296.6)
Net increase (decrease) in commercial paper and short-term borrowings	238.0	(61.1)
Dividends paid to shareholders	(204.7)	(153.7)
Purchase of Treasury Stock	(376.4)	—
Proceeds from stock option exercises	132.6	117.9

CASH USED FOR FINANCING ACTIVITIES	(298.4)	(138.2)

Effect of Exchange Rate Changes on Cash	(.9)	11.4

(Decrease) Increase in Cash and Cash Items	(64.2)	13.3
Cash and Cash Items — Beginning of Year	146.3	76.2

Cash and Cash Items — End of Period	$82.1	$89.5

(a) Excludes capital lease additions of $2.3 and $7.0 in 2005 and 2004, respectively.

(b) Excludes $.6 of capital lease obligations assumed in acquisitions in 2005.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Share-Based Payments
In the financial statements for the first nine months of 2005, the company has applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for employee stock options. In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” which requires companies to expense the grant-date fair value of stock options for interim periods beginning after 15 June 2005. In April 2005, the Securities and Exchange Commission amended the compliance date to fiscal years beginning after 15 June 2005.

Litigation
In July 2003, Honeywell International, Inc. and GEM Microelectronics Materials, LLC (“Honeywell”) filed suit against the company alleging breach of contract resulting from the termination of a strategic alliance agreement dated 1 October 1998. On 6 August 2004, the Delaware Chancery Court decided that the company must pay damages in the amount of $8.1. The amount was recorded against previously established accruals. Honeywell filed an appeal of the court’s decision and the company filed a cross appeal. On 29 March 2005, the Delaware Supreme Court affirmed the Delaware Chancery Court opinion in part and reversed in part, ruling that Honeywell was entitled to a recalculation of the award based upon five years of damages versus two years used for the 6 August 2004 judgment. On 13 April 2005, the company filed a motion with the Delaware Supreme Court to reconsider the ruling. On 12 May 2005, the Delaware Supreme Court denied the request to reconsider its earlier ruling; the matter was remanded to the trial court for further proceedings consistent with the Supreme Court’s 29 March 2005 opinion. The trial court, at a hearing on 15 July 2005, ruled that it will hold a damages hearing on this matter later this year. The company does not expect that any sum it may have to pay in connection with this matter will have a material adverse effect on its consolidated financial condition, liquidity or results of operations.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)

	Three Months Ended		Nine Months Ended
	30 June		30 June
	2005	2004	2005	2004

Revenues from external customers
Gases	$1,479.1	$1,337.9	$4,333.6	$3,826.3
Chemicals	482.4	452.9	1,442.0	1,345.7
Equipment	116.9	101.7	297.1	261.9

Segment and Consolidated Totals	$2,078.4	$1,892.5	$6,072.7	$5,433.9

Operating income
Gases	$210.5	$213.0	$637.1	$584.7
Chemicals	49.1	29.9	114.1	89.1
Equipment	11.3	5.3	25.2	4.8

Segment Totals	270.9	248.2	776.4	678.6

Corporate research and development and other income (expense)	(8.1)	(14.5)	(23.1)	(36.0)

Consolidated Totals	$262.8	$233.7	$753.3	$642.6

Equity affiliates’ income
Gases	$21.9	$19.7	$67.0	$56.4
Chemicals	4.4	4.6	10.0	9.4
Equipment	—	(.1)	—	—

Segment and Consolidated Totals	$26.3	$24.2	$77.0	$65.8

(Millions of dollars)

	30 June	30 September
	2005	2004

Identifiable assets (a)
Gases	$7,653.1	$7,339.8
Chemicals	1,355.6	1,402.5
Equipment	239.5	226.4

Segment Totals	9,248.2	8,968.7

Corporate assets	400.3	441.9

Consolidated Totals	$9,648.5	$9,410.6

(a) Identifiable assets are equal to total assets less investments in equity affiliates.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY GEOGRAPHIC REGIONS
(Unaudited)

(Millions of dollars)

	Three Months Ended		Nine Months Ended
	30 June		30 June
	2005	2004	2005	2004

Revenues from external customers
United States	$1,185.0	$1,086.9	$3,473.9	$3,073.2
Canada	18.4	16.7	54.2	57.8

Total North America	1,203.4	1,103.6	3,528.1	3,131.0

United Kingdom	155.9	180.6	450.1	506.2
Spain	122.9	115.1	353.0	328.2
Other Europe	301.0	258.7	905.8	795.6

Total Europe	579.8	554.4	1,708.9	1,630.0

Asia	249.0	192.9	711.3	546.0
Latin America	46.2	41.6	124.4	126.9

Total	$2,078.4	$1,892.5	$6,072.7	$5,433.9

Note: Geographic information is based on country of origin. The Other Europe segment operates principally in Belgium, France, Germany and the Netherlands. The Asia segment operates principally in China, Japan, Korea and Taiwan.

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        Media Inquiries:

                     Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com

        Investor Inquiries:

                     Phil Sproger tel: (610) 481-7461; e-mail: sprogepc@airproducts.com